Exhibit 10.13
CONSULTING AGREEMENT
     THIS AGREEMENT is made as of the July 23, 2007 by and between Athersys, Inc. and its subsidiary Advanced Biotherapeutics, Inc., (hereafter collectively “the Company”), Delaware corporations having their principal place of business at 3201 Carnegie Avenue, Cleveland, OH 44115-2634, and Dr. Kurt Brunden (hereafter “the Consultant”).
     WHEREAS, the Consultant possesses specialized expertise, professional knowledge, and experience in the area of drug development and neurobiology;
     WHERAS, the Company desires to retain the Consultant to advise the Company with respect to certain drug development and related activities undertaken by the Company, and the Consultant is willing and desires to perform such services for the Company under the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of entering a business relationship with the Company as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Consultant hereby agrees and acknowledges as follows:
1.	Business Relationship. The Consultant’s business relationship with the Company shall be that of an independent contractor, and not that of an employee or agent of the Company.

2.	Responsibilities; Term.
a)	Consultant will render services to Company on an as-needed basis as determined mutually, with the expectation that the consultant will render approximately two days of service per month on average.

b)	Term of consultancy is for three years beginning on August 1, 2007.

c)	This consultancy may be terminated at any time by the Consultant or the Company with three months written notice.
3.	Compensation. Company will pay to Consultant compensation as set forth below:
a)	The Company will pay the Consultant $30,000.00 for each year of service, payable in quarterly installments (less any applicable taxes that Athersys is required by law to withhold).

b)	Options previously granted to Dr. Brunden in accordance with the board approved option grant made on June 8th, 2007 shall remain in effect.

c)	If requested by the Company to travel, Consultant will present to Company for reimbursement incidental travel expenses and other expenses directly related to the rendering of services: provided, that Consultant will submit any expenses in excess of $250.00 for prior approval.
4.	Confidential Information.
a)	The Company will provide to Consultant certain scientific, technical, manufacturing, marketing, and financial information concerning the research and development of product candidates, business affairs, methods of operation, sources of supply and other confidential information. All such information is referred to herein as Confidential Information. Company considers its Confidential Information to be valuable, proprietary, secret and confidential. Confidential Information shall only be used by the Consultant to render services under this Agreement.

b)	Consultant will exercise due care to maintain all the Confidential Information as secret and confidential and will not disclose directly or indirectly to any third party, including any parent or affiliate or subsidiary company, any such Confidential Information except when, after and to the extent such Confidential Information:
i)	Is or becomes generally available to the public other than through the failure of Consultant to fulfill its respective obligations hereunder;

ii)	Was already known to Consultant on a non-confidential basis prior to disclosure;

iii)	Is subsequently disclosed to Consultant on a non-confidential basis by a third party having no obligation of confidentiality to the Company; or

iv)	The release of such Confidential Information is expressly agreed to and authorized in writing by Company as the case may be.
c)	It is further understood that any of Consultant’s contractors, employees or advisors, if any, who have access to the Company’s Confidential Information are under a general obligation to maintain information of this type in secrecy and confidence. Consultant shall obtain the Company’s written consent prior to any disclosure to any third party. If Consultant provides the Confidential Information to any contractor, employee or advisor, Consultant will be liable for any failure by such person to use and treat such Confidential Information in the same manner that Consultant is obligated to use and treat it under the terms of this Agreement.

d)	Neither this Agreement nor the disclosure or revelation of Confidential Information hereunder will constitute or be construed as granting to Consultant, by implication or otherwise, any right, title or license under any patent, patent application, trade secret or any other proprietary right to which the Company now or hereafter has title, or as imposing on Consultant any obligation, except as specified in this Agreement.
5.	Proprietary Rights of Company and Assignment to Company.
a)	The Consultant agrees that any and all inventions, discoveries, improvements and works of authorship (hereafter “Inventions”) conceived or made by the Consultant that relate to the Company’s technologies or the use of those technologies for the development of additional products or technologies while engaged by the Company shall be and hereby is the property of Company, whether or not patentable or copyrightable, whether or not conceived or made by the Consultant during working hours, and whether or not conceived or made by the Consultant working alone or in conjunction with others, which:
i)	relate to the existing or planned business, research of development activities of the Company; or

ii)	are suggested by or result from the Consultant’s work for the Company; or

iii)	result from the use of the Company’s time, money, materials or facilities, and that all such Inventions will be the exclusive property of the Company.
b)	The Consultant hereby agrees to promptly disclose any and all Inventions to Company and hereby assigns to the Company the entire right, title and interest to all Inventions pursuant to this Agreement. The Consultant agrees to execute all applications, assignments or other instruments, and to give any testimony or evidence, at any time during or subsequent to engagement by the Company, which the Company may require to apply for and obtain, or to protect and defend, copyright registrations or letters patent in any country, with the understanding that any expense will be paid by the Company and that the Consultant will receive reasonable reimbursement for any assistance that the Consultant may be required to render to the Company after termination of Consultant’s relationship with the Company.

c)	The Consultant agrees that all inventions, discoveries and improvements that relate to the Company’s products, technologies, or use of these technologies for development of additional products and that are disclosed to a third party or described in a patent application or copyright registration application filed by the Consultant or in the Consultant’s behalf within one (1) year following termination of engagement by the Company will be presumed to have been conceived or made by the Consultant while engaged by the Company unless proved to have been conceived and made by the Consultant following termination of Consultant’s relationship with the Company.
d)	The Consultant acknowledges that the Consultant may be engaged in independent research or consulting activities that do not relate to the primary business interest, research, or product development efforts of the Company; provided, however, that the Consultant may not engage in consulting activities involving or relating to 5HT2c agonists, H3 antagonists, multi- or pluripotent non-embryonic stem cells, such as MultiStem/MAPC, or with or on behalf of direct competitors to the Company without the prior written consent of the Company To the extent that such research activities result in patentable inventions that do not rely upon or benefit from knowledge or resources provided to the Consultant by the Company, the Company claims no title to, or interest in, such inventions.
6.	No Restrictions on the Consultant. The Consultant warrants and represents that he is not subject to any consulting agreement, employment contract or similar arrangement that would restrict his ability to enter into this Agreement or perform the services required by the Company. The Consultant agrees not to disclose to the Company, or use on its behalf, any confidential information or material that is the property of a former employer or third party.

7.	Return of Company Materials. The Company has the right to terminate this agreement for any reason, prior to the expiration of the Term. Upon such termination, Consultant will immediately surrender to the Company all books, records, samples, drawings, blueprints, manuals, reports, correspondence, computer software and all other materials in the Consultant’s possession or control that in any manner contain or relate to Confidential Information, as well as other property belonging to the Company.

8.	Notification to Third Parties. Consultant acknowledges and agrees that the Company may notify any future or prospective employer of the Consultant, or any other appropriate third party, of the existence of this Agreement.

9.	Independent Enforceability. Each of the rights and remedies set forth in this Agreement will be independent of the other, and will be in addition to, and not in lieu of, any other rights and remedies available to the Company under the law or in equity.

10.	No Invalidity. If any covenant contained in this Agreement, or any part thereof, is hereafter construed to be invalid or unenforceable, such invalidity or unenforceability will not affect the remainder of the covenant or covenants of this Agreement, all of which will be given full effect without regard to the invalid or unenforceable portions.

11.	Rights and Remedies. If the Consultant commits or threatens to commit a breach of any of the provisions of this Agreement, the Company will have the following rights and remedies:
a)	The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that if any such breach or threatened breach is demonstrated to exist, then it will cause irreparable injury to the Company and money damages will not provide an adequate remedy to the Company; and
b)	The right and remedy to require the Consultant to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively Benefits) derived or received by the Consultant as the result of any transactions constituting a breach of this Agreement and the Consultant hereby agrees to account for and pay over such benefits to the Company; and
12.	Jurisdiction. All questions relating to the execution, interpretation and performance of this Agreement will be governed by the laws of the State of Ohio, and the parties consent to the Courts of Ohio having the sole jurisdiction of any and all controversies that may arise under this Agreement.

13.	Entire Agreement and Assignment. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, superseding all prior negotiations and discussions. No waiver, amendment or modification of any provision of this Agreement will be effective unless in writing and signed by both parties. The failure of the Company to insist in any one or more instances on strict performance of any of the terms and conditions of this Agreement, or the failure to exercise any right or remedy contained in this Agreement, or the waiver of any breach of the terms and conditions of this Agreement, will not be considered as thereafter waiving any such terms, conditions, rights or remedies, and the same will continue and remain in full force and effect as if no waiver occurred. The Company may assign this Agreement to a wholly-owned subsidiary with notice to Consultant of such assignment.

14.	The Consultant acknowledges receipt of a copy of this Agreement.

     IN WITNESS WHEREOF, intending to be legally bound, the Company and the Consultant have executed or caused this Agreement to be executed by their duly authorized representatives on the date first written above.

ATHERSYS, INC.		CONSULTANT
ADVANCED BIOTHERAPEUTICS, INC.
BY:	/s/ William Lehmann	BY:	/s/ Kurt Brunden

	William (BJ) Lehmann		Kurt Brunden
Title: President and CEO
Date: July 23, 2007		Date: July 23, 2007